Exhibit 10.1

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

YEAR 2004 STOCK OPTION AGREEMENT

AGREEMENT between Verizon Communications Inc. (“Verizon”) and you (the “Participant”).

1. Purpose of Stock Option Agreement. The purpose of this Stock Option Agreement (the “Agreement”) is to provide a grant of stock options to the Participant. This grant shall be known as the “Year 2004 Stock Option” or the “Option.”

2. Stock Option Agreement. This Agreement is entered into pursuant to the terms of the Verizon Communications Inc. 2001 Long-Term Incentive Plan (the “Plan”) and evidences the grant of a nonqualified stock option (the “Option”) to the Participant to purchase shares of Verizon’s Common Stock (“Common Stock”) pursuant to the Plan. This Option is not an incentive stock option. The Option and this Agreement (including the covenants set forth in Exhibit A (the “Covenants”), which are incorporated into and shall be a part of the Agreement) are subject to the terms and provisions of the Plan. (The Participant may request a copy of the Plan from the Verizon Compensation and Executive Benefits Department.) By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan, and by the actions of the Plan Administrator, the Human Resources Committee of Verizon’s Board of Directors or any successor thereto (the “Committee”) or any designee of the Committee, and Verizon’s Board of Directors pursuant to the Plan.

3. Contingency. The grant of stock options is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of certain other conditions contained herein. If the Participant does not properly accept (or revokes acceptance of) this Agreement the Participant shall not be entitled to the Year 2004 Stock Option.

4. Date. The date of the grant of the Year 2004 Stock Option is February 4, 2004 (the “Grant Date”).

5. Number of Shares. The number of shares of Common Stock as to which the Option is granted is specified on the cover letter provided in conjunction with this Agreement.

6. Option Price. The option price per share is $36.75.

7. (a) Option Period and Vesting Schedule. The period for which the Option is granted is from the Grant Date until February 3, 2014 (the “Option Period”). In no event shall the Option be exercisable after the expiration of the Option Period, and the Option shall expire and be terminated earlier as set forth in section 7(b) (“Separation from Employment”). Except as set forth in section 7(b), the Option shall become exercisable over a three-year period as follows: on February 4, 2005, the Option shall become exercisable with respect to one-third of the Option shares; on February 4, 2006, the Option shall become exercisable with respect to an additional one-third of the Option shares; and on February 4, 2007, the Option shall become exercisable with respect to the remaining Option shares. Notwithstanding the foregoing, upon the occurrence of a Change in Control (as defined in the Plan), the Option shall immediately become exercisable in full.

(b) Separation from Employment. The Option may be terminated prior to the expiration of the Option Period, and the date when the Option may first be exercised may be modified, in accordance with the following terms and conditions:

(i) Voluntary Separation or Discharge for Cause. If the Participant quits or otherwise separates from the Company under circumstances not described in section 7(b)(ii) or (b)(iii) below, or if the Participant is discharged from employment with the Company for Cause (as defined below) and the Participant does not Retire (as defined below), the Option shall be forfeited and canceled immediately, even if otherwise exercisable, except to the extent the Committee decides otherwise.

(ii) Retirement, Involuntary Discharge Without Cause, or Disability. If (A) the Participant Retires (as defined below), (B) the Company discharges the Participant without Cause (as defined below), such as by reason of a Company-initiated, voluntary or involuntary, force management or force reduction program or initiative, or (C) the Participant’s separation from employment with the Company occurs as a result of total and permanent Disability (as defined below), the Option shall immediately become exercisable in full and shall remain exercisable until the earlier of (I) February 3, 2014, or (II) the fifth anniversary of the date the Participant separates from employment with the Company, provided that the Participant does not commit a material breach of any of the Covenants and provided that the Participant executes a release satisfactory to the Company waiving any claims he may have against the Company. If at any time the Participant commits a breach of any of the Covenants, the Option and the right to exercise the Option are immediately forfeited. In the case of an involuntary discharge without Cause, a Participant’s separation from employment with the Company occurs on the last day the Participant is on the payroll of the Company. In the case of Disability, a Participant’s separation from employment with the Company occurs on the later of the last day the Participant is on the payroll of the Company or on short-term disability.

(iii) Death. If the Participant’s separation from employment with the Company occurs as a result of death, the Option shall be immediately exercisable in full by the Participant’s beneficiary and shall remain exercisable until the earlier of (A) February 3, 2014, or (B) the fifth anniversary of the date of death. If the Participant dies after separation from employment with the Company, but while the Option is still exercisable in accordance with subsection (b)(ii) above, the Participant’s beneficiary may exercise the Option in accordance with such subsection.

(iv) Termination of Option. Upon the expiration of any period during which the Option is exercisable in accordance with the preceding provisions of this section 7, the Option and the right to exercise the Option shall terminate and the Option shall not thereafter be exercisable.

(v) Transfer. Transfer of employment from Verizon to a Related Company (as defined in section 15 of this Agreement), from a Related Company to Verizon, or from one Related Company to another Related Company shall not constitute a separation from employment with the Company hereunder.

(vi) Retirement. For purposes of this section 7(b), “Retire” means (A) to retire after having attained at least 15 years of Net Credited Service (as defined under the Verizon Management Pension Plan) and a combination of age and years of Net Credited Service that equals or exceeds 75 points, or (B) retirement under any other circumstances determined in writing by the Plan Administrator.

(vii) Cause. For purposes of this section 7(b), “Cause” is defined as (A) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement involving the Company or a material breach of the Code of Business Conduct or any of the Covenants set forth in Exhibit A, which is incorporated herein by reference, as determined by the Plan Administrator in his discretion, or (B) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.

(viii) Disability. For purposes of this section 7(b), “Disability” is defined under the Company-sponsored long-term disability plan that applies to the Participant or, if the Participant is not covered by a long-term disability plan, as defined in such manner as the Plan Administrator determines.

8. (a) Exercise. The Option may be exercised, in whole or in part, as permitted under this Agreement, by making payment in accordance with subsection (b), below, or in any other manner approved by the Plan Administrator.

(b) Payment of Option Price and Withholding Taxes. In order to exercise the Option, the Participant must pay the Option Price and any required withholding taxes (including FICA) by one of the following methods:

(i) (A) check, wire transfer or through the cashless exercise procedure established by the Plan Administrator, (B) tender of Common Stock that has been held by the Participant (either directly or through a brokerage account) for at least six months, or (C) a combination of both (A) and (B); or

(ii) subject to the prior written approval of the Plan Administrator, payment of the Option Price and withholding taxes by the administrator of the stock option program on behalf of the Participant subject to such terms and conditions as the administrator may impose.

For purposes of an exchange of Common Stock in subsection (b)(i), above, the value of a share of Common Stock used to pay the Option Price or the withholding taxes shall be equal to the current market price of Verizon’s Common Stock on the New York Stock Exchange at the time that the exercise is initiated by the administrator of the stock option program. The Participant may be charged an administrative fee or fees in connection with the exercise of the Option.

(c) Deferral Feature. The Participant may elect, pursuant to procedures adopted by the Plan Administrator, to defer the delivery of the additional shares of Common Stock that otherwise would be issued to the Participant upon a stock for stock exercise of the Option.

(d) Reload Feature. If the Participant, while employed by the Company, exercises all or part of the Year 2004 Option and pays all of the Option Price and the withholding taxes associated with the option exercise by tendering shares of Verizon Common Stock in accordance with this section 8, the Company shall immediately grant the Participant an option (a “Replacement Option”) to purchase the number of shares of Verizon Common Stock that the Participant used to pay the Option Price and any withholding taxes. The option price per share under such Replacement Option shall be equal to the market value of a share of Common Stock at the time that such exercise occurred, and such Replacement Option shall expire on the same date as the Year 2004 Option then being exercised. This Replacement Option fully vests 6 months following the date it is granted. Except as provided in this section 8(d), the Replacement Option shall have the same terms and conditions as the Year 2004 Option. A Participant will be limited to a maximum of three exercises that will be eligible for the granting of Replacement Options under the terms of this section 8(d).

9. Notice and Date of Exercise. The exercise request shall indicate the number of shares with respect to which the Option is being exercised. The Option may not be exercised with respect to fractional shares. In addition, the Option may not be exercised if the administrator of the stock option program determines that, at the time of an attempted exercise, the market value of the shares with respect to which the Option is being exercised is either below the Option Price with respect to such shares or not sufficiently above such Option Price to cover any applicable taxes and administrative fees. Subject to the conditions and restrictions set forth in this Agreement, the date of exercise of the Option shall be the date on which either (a) full payment of the Option Price and the withholding taxes is received by the administrator of the stock option program or (b) the administrator of the stock option program is irrevocably committed to make such payment. Notwithstanding the preceding sentence, no shares shall be issued until full payment is received by the administrator of the stock option program. Upon the exercise of the Option and receipt of full payment, Verizon shall, as soon as practicable, issue or deliver certificates for the number of shares acquired thereby, subject to the conditions and restrictions set forth in this Agreement. If the Participant dies following the exercise of all or part of the Option, but before issuance or delivery of the shares, such shares shall be issued or delivered to the Participant’s beneficiary.

10. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to shares of Common Stock to which the Option relates until the date on which the Participant becomes the holder of record of such shares. Except as provided by the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to such date.

11. Revocation or Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement (including, but not limited to, the determination of whether the Participant has been terminated for Cause, has a disability, is eligible to Retire, or has separated from employment), the Committee may not, without the written consent of the Participant, (a) revoke this Agreement insofar as it relates to the Option granted hereunder, or (b) make or change any determination or change any term, condition or provision affecting the Option if the determination or change would materially and adversely affect the Option or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Committee from exercising reasonable administrative discretion with respect to the Plan or this Agreement.

12. Assignment. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution. During the Participant’s lifetime, the Option may be exercised only by the Participant or by the Participant’s guardian or legal representative.

13. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Plan Administrator. If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.

14. Other Plans and Agreements. Any gain realized by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, or other benefit plan maintained by the Company, except as determined by the board of directors of Verizon or, in the case of a plan not maintained by Verizon, the Related Company that maintains the plan. The Participant acknowledges that receipt of this Agreement or any prior stock option agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company.

15. Company and Related Company. For purposes of this Agreement, “Company” means collectively Verizon and Related Companies. “Related Company” means (a) any corporation, partnership, joint venture or other entity in which Verizon holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (b) any corporation, partnership, joint venture or other entity in which Verizon holds an ownership or proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.

16. Employment Status. The grant of the Option shall not be deemed to constitute a contract of employment between the Company and the Participant, nor shall it constitute a right to remain in the employ of the Company.

17. Withholding. It shall be a condition to the issuance or delivery of shares of Common Stock as to which the Option shall have been exercised that provisions satisfactory to the Company shall have been made for payment of any taxes reasonably determined by the Company to be required to be paid or withheld pursuant to any applicable law or regulation. The Participant may irrevocably elect to have the minimum required amount of any withholding tax obligation satisfied by (a) having shares withheld that are otherwise to be issued or delivered to the Participant with respect to the exercise of the Option, (b) delivering to the administrator of the stock option program a check or wire transfer in full satisfaction of the withholding obligation, or (c) any other method approved by the Plan Administrator of which the Participant may be informed in writing.

18. Securities Laws. If at the time of any exercise of the Option in whole or in part, the Company deems it to be a violation of any federal or state securities law or regulation to issue or deliver its shares pursuant to such exercise, the Company, at its sole option, may reject such exercise and return the tender or make application for such qualification or registration as the Company deems advisable. The Company shall not be required to issue or deliver any shares of Common Stock prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.

19. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

20. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of Verizon and the person or entity to whom the Option may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon such last-mentioned person or entity.

21. Construction. This Agreement is intended to grant the Option upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. If any provision is held to be enforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

22. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.

23. Execution of Agreement. The Participant shall indicate consent to the terms of this Agreement (including its Exhibit) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise complying with the requirements of section 3. The Participant and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Verizon executed this Agreement (including its Exhibit) in paper form.

24. Confidentiality. The Participant shall not disclose, in whole or in part, any of the terms of this Agreement, except to the extent (a) otherwise required by law or (b) the Company has publicly disclosed the terms of this Agreement. This section 24 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that such spouse and advisers do not disclose the terms of this Agreement to a third party except as otherwise required by law.

25. Additional Remedies. In addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause), the Participant acknowledges that—

(a)	The Covenants in Exhibit A to this Agreement are essential to the continued goodwill and profitability of the Company;

(b)	The Participant has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the Covenants in Exhibit A;

(c)	When the Participant’s employment with the Company terminates, the Participant shall be able to earn a livelihood without violating any of the covenants incorporated in Exhibit A;

(d)	Irreparable damage to the Company shall result in the event that the Covenants in Exhibit A are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of these Covenants;

(e)	If any dispute arises concerning the violation by the Participant of the Covenants in Exhibit A, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;

(f)	Such Covenants shall continue to apply after any expiration, termination, or cancellation of this Agreement; and

(g)	The Participant’s breach of any of such Covenants shall result in the Participant’s immediate termination of all rights and benefits, including the right to exercise an Option, under this Agreement.

Exhibit A - Covenants

1. Noncompetition — In consideration for the benefits described in the Agreement to which this Exhibit A is attached, you, the Participant, agree that:

(a) Prohibited Conduct — During the period of your employment with the Company, and for the period ending six months after your termination of employment for any reason from the Company, you shall not, without the prior written consent of the Plan Administrator:

(1)	personally engage in Competitive Activities (as defined below); or

(2)	work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.

(b) Competitive Activities — For purposes of the Agreement to which this Exhibit A is attached, “Competitive Activities” means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (2) for which you then have responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within your most recent 24 months of employment with the Company. Notwithstanding the previous sentence, a business activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services sold by you or a third party does not overlap with the geographic marketing area for the applicable products and services of the Company.

2. Interference With Business Relations — During the period of your employment with the Company, and for a period ending with the expiration of twelve (12) months following your termination of employment for any reason from the Company, you shall not, without the written consent of the Plan Administrator:

(a)	recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

(b)	hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person, entity or business (other than the Company) under circumstances that could lead to the use of any such information for purposes of recruiting or hiring;

(c)	interfere with the relationship of the Company with any of its employees, agents, or representatives;

(d)	solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e)	otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

3. Return Of Property; Intellectual Property Rights — You agree that on or before your termination of employment for any reason with the Company, you shall return to the Company all property owned by the Company or in which the Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company, where any such origination or development involved the use of Company time, information or resources, or the exercise of your responsibilities for or on behalf of the Company. You shall at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patented or copyrighted material, or trademarks, and to vest title thereto solely in the Company.

4. Proprietary And Confidential Information — You shall at all times preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company, except and to the extent that disclosure of such information is legally required. “Proprietary information” means information or data related to the Company, including information entrusted to the Company by others, which has not been fully disclosed to the public by the Company and which is treated as confidential or protected within the business of the Company or is of value to competitors, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, non-public information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that you know or should know the Company is obligated to protect.

5. Definitions — Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

6. Agreement to Covenants. You shall indicate your agreement to these Covenants in accordance with the instructions provided. You and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed these Covenants in paper form.